Exhibit 99.1
NEWS RELEASE

IDACORP, Inc. Announces Third Quarter 2012 Results,
Increases 2012 Earnings Guidance

BOISE, Idaho, November 1, 2012--IDACORP, Inc. (NYSE: IDA) reported third quarter 2012 net income attributable to IDACORP of $92.1 million, or $1.84 per diluted share, compared to $107.1 million, or $2.16 per diluted share, in the third quarter of 2011. IDACORP is increasing its 2012 full year earnings guidance from the range of $3.20 to $3.35 per diluted share to the range of $3.30 to $3.40 per diluted share.

Idaho Power Company, IDACORP's principal subsidiary, reported third quarter 2012 net income of $89.6 million, compared to $104.9 million in the third quarter of 2011.

“Our strong third quarter financial performance resulted from a combination of positive developments,” said IDACORP, Inc. President and CEO J. LaMont Keen. “These included a purposeful strategy to achieve timely regulatory recoveries, record energy demand due to hot, dry weather and rebounding customer growth as well as benefits from tax strategies we have implemented.“

“For the second year in a row we anticipate sharing part of these earnings with our Idaho customers. Our results have enabled us to record more than $12 million of benefits that are expected to be shared in the future,” Keen added.

“Additionally, our Langley Gulch power plant began full operation this quarter,” continued Keen. “The project was on time and on budget, and enabled us to meet peak loads and to integrate intermittent wind generation.”

Performance Summary

A summary of financial highlights for the three- and nine-month periods ended September 30, 2012 and 2011, is as follows (in thousands except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
General business revenue	$306,066	$252,313	$724,025	$649,881
Total operating revenue	$334,019	$309,630	$829,862	$796,107
Total operating expenses	$222,676	$238,237	$617,374	$640,324
Income from operations	$111,343	$71,393	$212,488	$155,783
Net income attributable to IDACORP	$92,069	$107,067	$152,299	$157,708
Average outstanding shares - diluted	50,080	49,622	49,990	49,499
Earnings per diluted share	$1.84	$2.16	$3.05	$3.19

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three- and nine-month periods ended September 30, 2012 to the same periods in 2011 (items are in millions and are before tax unless otherwise noted):

	Three months ended September 30,		Nine months ended September 30,
Net income attributable to IDACORP, Inc. - 2011		$107.1		$157.7
Change in Idaho Power net income:
Rate and other regulatory changes, including pension expense recovery, power cost and fixed cost adjustment mechanisms	$32.1		$43.5
Increase in sales volumes	3.0		19.3
Change in payroll-related expenses	2.3		(4.7)
Additional pension expense funded through sharing and rate increases	(5.8)		(11.0)
Increased depreciation, property tax, and other	(2.7)		(1.8)
Greater revenue sharing in 2011 than in 2012	11.8		11.8
Increase in Idaho Power operating income	40.7		57.1
Change in allowance for funds used during construction (AFUDC)	(4.2)		1.2
Other net changes	(2.2)		4.2
Change from removal of additional amortization of Accumulated Deferred Tax Credits (ADITC) in 2011	6.8		—
Change in income tax expense	(56.4)		(67.8)
Total decrease in Idaho Power net income		(15.3)		(5.3)
Other net changes (net of tax)		0.3		(0.1)
Net income attributable to IDACORP, Inc. - 2012		$92.1		$152.3

Third Quarter 2012 Net Income

IDACORP net income decreased $15.0 million for the third quarter of 2012 when compared with the same period in the prior year, largely a result of the effect of a U.S. Internal Revenue Service (IRS) examination settlement recorded during the third quarter in the prior year when Idaho Power recognized approximately $56.9 million of previously unrecognized tax benefits related to the uniform capitalization method agreement with the IRS for tax years 2009 and prior. Largely offsetting the decrease in income related to the prior year examination settlement were several rate changes that combined to increase operating income by $32.1 million. These rate increases were the result of increased rates from a general rate case that took effect on January 1, 2012, increased rates related to the Langley Gulch power plant that took effect on July 1, 2012, and the impact of other rate changes and regulatory mechanisms that were effective concurrent with the summer rate season. Higher sales volumes also increased operating income by $3.0 million, driven by customer growth and warmer temperatures, which increased energy demand to operate air conditioning systems.

Effect of Sharing on Operating Income

	Three and nine months ended September 30,
	2012	2011	Change
Additional pension expense funded through sharing	$(5.8)	$—	$(5.8)
Provision against current revenue as a result of sharing	(6.3)	(18.1)	11.8
Total	$(12.1)	$(18.1)	$6.0

As a result of the rate and sales volume increases described above and their anticipated impact on annual net income, Idaho Power recorded a total of $12.1 million related to the settlement agreement approved by the Idaho Public Utilities Commission in December 2011, which required sharing with customers a portion of 2012 Idaho-jurisdiction earnings exceeding a specified return on year-end equity. Of the total, $5.8 million was recorded as additional pension expense, which will benefit Idaho customers by reducing the amount of deferred pension expense that will need to be collected from customers in the future and $6.3 million was a provision against current revenues to be refunded to customers through a future rate reduction. Idaho Power recorded $18.1 million as a provision against revenues to be refunded to customers in the third quarter of 2011.

Year-to-Date Net Income

IDACORP's year-to-date net income was also impacted by the IRS examination settlements and sharing mechanisms discussed above, but only decreased $5.4 million compared to the same period in 2011. The impacts of changes in rates and other regulatory mechanisms and increased sales volumes offset most of the 2011 IRS examination settlements and sharing reserves. A warmer, drier spring in 2012 caused significant increases in irrigation usage when compared with the prior year. Warmer summer temperatures, which drove slight increases in residential usage in the third quarter, were offset by relatively mild winter temperatures experienced earlier in the year which reduced sales to residential customers for heating purposes. In total, sales volume changes increased operating income by $19.3 million. A rate increase resulting from a general rate case in the Idaho jurisdiction that took effect on January 1, 2012, combined with increased rates related to the Langley Gulch power plant that took effect on July 1, 2012, and the impacts of other rate changes and regulatory mechanisms, increased operating income by $43.5 million.

2012 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for full year 2012 from a range of $3.20 to $3.35 per diluted share to a range of $3.30 to $3.40 per diluted share. The 2012 guidance incorporates all of the key operating and financial assumptions listed below.

2012 Estimates
	Current(4)	Previous(5)
Idaho Power Operating & Maintenance Expense (millions)(1)	$335-$345	$325-$335
Idaho Power Additional Amortization of ADITC (millions)	No Change	None
Idaho Power Capital Expenditures (millions)(2)	No Change	$230-$235
Idaho Power Hydroelectric Generation (million MWh)(3)	7.8-8.2	7.5-8.5
Non-regulated subsidiary earnings and holding company expenses (millions)	No Change	$0.0-$3.0

(1)Increase in the range reflects the estimated amount of additional pension expense to be recognized related to the Idaho sharing arrangement. No expected impact to net income as a result of the increase.

(2)The range for capital expenditures includes (among other items) the completion of the Langley Gulch power plant and expenditures for the siting and permitting of major transmission expansions for the Boardman-to-Hemingway and Gateway West transmission projects (net of ongoing payments from third parties participating as joint funders in the permitting projects), excluding AFUDC.

(3)Based on reservoir storage levels and forecasted weather conditions as of the date of this report.
(4)As of November 1, 2012.
(5)As of August 2, 2012, the date of filing of IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

More detailed financial information will be provided in IDACORP's Quarterly Report on Form 10-Q to be filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5330 for listen-only mode. The passcode is 93821340. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power Company, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power Company and operations beginning in 1916. Today, Idaho Power Company employs approximately 2,000 people who serve more than 500,000 customers throughout a 24,000-

square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include earnings guidance and estimates of key operating and financial metrics. In addition, any other statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

###